Exhibit 10.2

CHANGE IN TERMS AGREEMENT

Borrower:	LIVEONE, INC.	Lender:	East West Bank
	269 S. BEVERLY DR STE 1450		Loan Servicing Department
	BEVERLY HILLS, CA 90212		9300 Flair Drive, 6th Floor
El Monte, CA 91731

Principal Amount: $3,750,000.00	Date of Agreement: January 28, 2025

DESCRIPTION OF EXISTING INDEBTEDNESS. The Promissory Note dated June 2, 2021 for Loan Number 769623758 in the original Principal Amount of $7,000,000.00, along with any and all subsequent Change in Terms Agreements (collectively referred to as “Note”).

DESCRIPTION OF CHANGE IN TERMS. The maturity date of the Note is hereby extended from November 20, 2024 to November 20, 2025.

The Principal Amount of the Note is hereby decreased to Three Million Seven Hundred Fifty Thousand 00/100 Dollars ($3,750,000.00).

Effective January 21, 2025, the section entitled “PAYMENT” is hereby amended and restated as follows:

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the “INTEREST CALCULATION METHOD” paragraph using the interest rates described in this paragraph: 9 monthly consecutive principal payments of $400,000.00 each, beginning February 20, 2025, with subsequent payments due the same day each month after that, during which interest continues to accrue on the unpaid principal balances using an interest rate based on the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition) as determined by Lender (currently 7.500%), plus a margin of 2.500 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan, resulting in an initial interest rate of 10.000%; 9 monthly consecutive interest payments, beginning February 20, 2025, with subsequent payments due the same day each month after that, and with interest calculated on the unpaid principal balances using an interest rate based on the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition) as determined by Lender (currently 7.500%), plus a margin of 2.500 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan, resulting in an initial interest rate of 10.000%; and one principal and interest payment of $151,291.67 on November 20, 2025, with interest calculated on the unpaid principal balances using an interest rate based on the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition) as determined by Lender (currently 7.500%), plus a margin of 2.500 percentage points, adjusted if necessary for the minimum and maximum rate limitations for this loan, resulting in an initial interest rate of 10.000%. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled and that the Index does not change; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts on this loan. Notwithstanding the foregoing, the rate of interest accrual described for the principal only payment stream applies only to the extent that no other interest rate for any other payment stream applies. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

Effective January 21, 2025, the sections entitled “VARIABLE INTEREST RATE” and “INTEREST CALCULATION METHOD” are hereby restated as follows:

VARIABLE INTEREST RATE. The interest rate on this loan is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition) as determined by Lender (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each Day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 7.500% per annum. The interest rate or rates to be applied to the unpaid principal balance during this loan will be the rate or rates set forth herein in the “Payment” section. Notwithstanding any other provision of this Agreement, after the first payment stream, the interest rate for each subsequent payment stream will be effective as of the due date of the last payment in the just-ending payment stream. NOTICE: Under no circumstances will the interest rate on this loan be less than 7.500% per annum or more than the maximum rate allowed by applicable law. Whenever changes occur in the interest rate, Lender, at its option, may do one or more of the following: (A) change the amounts of Borrower’s payments to maintain the original amortization schedule, (B) increase Borrower’s payments to cover accruing interest if the interest rate adjustment is an increase, (C) change the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and change Borrower’s final payment amount.

CHANGE IN TERMS AGREEMENT
Loan No: 769623758	(Continued)	Page 2

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this loan is computed using this method..

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

LIVEONE, INC.

By:	/s/ Robert S. Ellin
ROBERT S. ELLIN, CEO of LIVEONE, INC.